Exhibit 3.137

0 THIRD AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT RELATING TO ENSCO TRANSCONTINENTAL II LP EFFECTIVE AS OF '2\ DECEMBER 2017 by ENSCO TRANSCONTINENTAL II LLC (1) AND PRIDE INTERNATIONAL LLC (2)

CONTENTS Clause Page 1. Definitions and Interpretation .................................................................................................... 1 2. Constitution of the Partnership ................................................................................................... 3 3. Capital Contributions ................................................................................................................. 4 4. Additional Partners ..................................................................................................................... 4 5. Allocations .............................................................................................................................. 5 6. Distributions ....................................... ........................................................................................ 5 7. Management of the Partnership .................................................................................................. 5 8. Assignment of Interest ....................... ..................... ....................................... ............................ 5 9. Tennination and Liquidation ...................................................................................................... 6 10. Liability and Indemnification ..................................................................................................... 7 11. General Provisions ..................................................................................................................... 7 Schedule SCHEDULE A LIST OF CONTRIBUTED PROPERTY ..... ......................................................................................... 11 Draft- Third Amended and Restated LP Agr ET II LP - December 2017

THIRD AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT RELATING TO ENSCO TRANSCONTINENTAL II LP This Third Amended and Restated Limited Partnership Agreement (the "Agreement") is entered into and effective as of 1! December 2017, by and between (I) Ensco Transcontinental II LLC (company number E0259062012-5), whose registered office is at The Corporation Trust Company of Nevada, 6100 Neil Road, Suite 500, Reno, Nevada 89511 USA ("ET II LLC"); and (2) Pride International LLC (company number 3394533), whose registered office is at 1209 Orange Street, Wilmington, DE 19801-0000, U.S.A. ("PI LLC") INTRODUCTION (A) ET II LLC and Pride International, Inc. (company number 3394533), ("PII") agreed to fonn a limited partnership under the name of "Ensco Transcontinental II LP", in which ET II LLC was a general partner and PII was a limited partner. (B) The Partnership commenced on 23 May 2012, and ET II LLC and PII promptly registered the Partnership as an English limited partnership under the Limited Partnerships Act 1907. (C) ET II LLC contributed $100.00 of partnership capital to the Partnership on 23 May 2012. (D) PII contributed $2,143,404,141.00 of partnership capital to the Partnership on 23 May 2012. (E) The Partnership carries on the business of an investor and, in particular, of identifying, negotiating, making, monitoring and realising investments and all connected functions and acts. (F) ET II LLC and PII amended this Agreement by Written Resolutions of the Partners passed on 11 September 2014. (G) Pursuant to a deed of assigmnent dated 29 December 2016, PII transferred its interest in the Partnership to EHC and, pursuant to an amended and restated limited partnership agreement dated 29 December 2016, EHC was thereafter admitted as a Limited Partner. (H) Subsequently to the transfer of its interests in the Partnership to EHC, PII converted into PI LLC, a Delaware limited liability company. (I) ET II LLC, EHC and PI LLC are members of the same group, as defined in section 421 Financial Services and Markets Act 2000. NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows: 1. DEFINITIONS AND INTERPRETATION 1.1 In this Agreement (including the Introduction), unless the context otherwise requires, the following words and expressions have the meanings shown: the Act means the Limited Partnerships Act 1907, as amended from time to time; Third Amended and Restated LP Agr ET II LP - December 2017

Affiliate of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the tenns "controlling" and "controlled" have meanings correlative to the foregoing. Agreement means this limited partnership agreement, as amended, restated or replaced from time to time; Allocation Year means, (i) the period commencing on the Closing Date and ending on December 31, 2012, (ii) the period commencing on January 1, 2013 and ending on November 30, 2013, (iii) any subsequent twelve (12) month period commencing on December I and ending on November 30, or (iv) any portion of the period described in clauses (i), (ii) or (iii) for which the Partnership is required to allocate Profits, Losses and other items of Partnership income, gain, loss or deduction pursuant to clause 5; Capital Contributions means, with respect to any Partner, the amount of cash and the fair market value of any Contributed Property ( other than cash), as agreed to by the Partners; provided, however, that the gross fair market value of the Contributed Property contributed as of the Closing Date shall (A) be estimated by the Partners as of the Closing Date and (B) be detennined by the Partners as promptly as reasonably practicable after the Closing Date but in no event later than I 80 days; Closing Date means the date of execution of this Agreement by the parties hereto; Contributed Property means those items of Property contributed to the Partnership on the Closing Date, or any date thereafter, by a Partner as set out in Schedule A; General Partner means ET II LLC and any person who succeeds ET II LLC as general partner of the Partnership; Limited Partner means PII and any person who succeeds PII as a limited partner in the Partnership; Lower-tier Partner means any person which is a partner (whether Limited or General) of an entity which is transparent for Dutch tax purposes and of which the Partnership is a partner; Partner means the General Partner and/or the Limited Partner, as the context requires; Partnership means Ensco Transcontinental II LP, being the limited partnership constituted by this Agreement; Percentage Interest means, (a) with respect to the General Partner, the General Partner's Capital Contribution divided by the total Capital Contributions by all Partners; and (b) with respect to a Limited Partner, such Limited Partner's Capital Contribution divided by the total Capital Contributions by all Partners. Person means any individual, partnership (whether general or limited), company, body corporate, limited liability company, corporation, trust, estate, association, nominee, or other entity; Profits and Losses mean, for each Allocation Year, an amount equal to the Partnership's earnings and profits computed for U.S. federal income tax purposes. Earning and profits are based on U.S. GAAP books with certain U.S. federal income tax adjustments. Property means all real and personal property (whether tangible or intangible) owned by the Partnership, including without limitation, (i) cash, (ii) current assets (such as accounts receivable) (iii) contract rights (such as those arising under the drilling or services contract), (iv) investments (such as shares, stocks, securities, notes, bonds, debenture, derivative financial instruments, and other similar financial assets), and (v) any improvement to real or personal property; Third Amended and Restated LP Agr ET II LP - December 2017

0 Upper-tier Partner means in relation to any Partner any person which is a partner (whether a limited pa1iner or general partner) of such Partner; 1.2 References to the parties, the Introduction and clauses are respectively to the parties, the Introduction and clauses of and to this Agreement. 1.3 Unless the contrary intention appears: (a) words importing any gender shall be taken to refer to the masculine, the feminine or the neuter, as appropriate; (b) words in the singular include the plural and words in the plural include the singular; ( c) references to persons include bodies corporate, unincorporated associations and partnerships, in each case whether or not having a separate legal personality; and (d) the words "include" or "including" (or any similar tenn) are not to be construed as implying any limitation and general words introduced by the word "other" ( or any similar tenn) shall not be given a restrictive meaning by reason of the fact that they are preceded or followed by words indicating a particular class of acts, matters or things. 2. CONSTITUTION OF THE PARTNERSHIP 2.1 Registration under the Act 2.2 The General Partner and the Limited Partner shall use all reasonable endeavours to procure that, promptly following the execution of this Agreement, the Partnership is registered as an English limited partnership under the Act. Name The name of the Partnership shall be Ensco Transcontinental II LP, or such other name as may from time to time be detennined by the General Partner. The General Partner shall notify the registrar of any change in the name of the Partnership in accordance with section 9 of the Act. 2.3 Principal place of business The principal place of business of the Partnership shall be 6 Chesterfield Gardens London WIJ 5BQ United Kingdom, or such other place as may from time to time be detennined by the General Partner. The General Partner shall notify the registrar of any change in the principal place of business of the Partnership in accordance with section 9 of the Act. 2.4 Commencement and duration (a) The Partnership shall commence on the date written at the beginning of this Agreement. (b) The Partnership shall not be dissolved on the occurrence of any of the following events: 2.5 Purpose (i) the transfer by any Partner of its interest in the Partnership to another person; or (ii) the resignation of any Partner, provided that the res1gnmg Partner is contemporaneously replaced by another general partner or limited partner (as appropriate), but shall continue until dissolved pursuant to clause 9.2. Third Amended and Restated LP Agr ET II LP - December 2017

Each Partner has entered into this Agreement with the intention of becoming a Partner, with each of the other Partners, in the Partnership, which was fonned to engage in the business activities described in this clause 2.5 with a view of profit. The purposes of the Partnership are, subject to the tenns and conditions of this Agreement, (a) to acquire, hold and manage the Contributed Property, (b) to acquire, hold and manage any other real or personal property incidental to the management of the property identified immediately above, including (i) interests, in any fonn whatsoever, in English and foreign companies, (ii) any other fonn of investment, (iii) the acquisition by purchase, subscription or in any other manner as well as the transfer by sale, exchange or otherwise, of securities and bonds or any other debt instruments of any kind, and (iv) the administration, control and development of its portfolio, and (c) to take all such other actions from time to time that are incidental to any of the foregoing or as expressly set forth herein as the General Partner may detennine from time to time to be useful, necessary or desirable. 3. CAPITAL CONTRIBUTIONS 3.1 On the Closing Date, the Limited Partner shall have contributed, or shall be deemed to have contributed, to the Partnership assets set forth on Schedule A, such assets constituting the Contributed Property. To the extent that Contributed Property is deemed to be contributed, the Partners agree to use commercially reasonable efforts to give economic effect to such contribution to the Partnership. 3.2 On the Closing Date, the General Partner shall have contributed, or shall be deemed to have contributed, to the Partnership assets set forth on Schedule A, such assets constituting the Contributed Property. To the extent that Contributed Property is deemed to be contributed, the Partners agree to use commercially reasonable efforts to give economic effect to such contribution to the Partnership. 3.3 A Partner is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of its Capital Contributions unless otherwise detennined by the General Partner. An unrepaid Capital Contribution is not a liability of the Partnership or of any Partner. 3.4 The General Partner may on behalf of the Partnership request additional Capital Contributions of cash or property to fund working capital requirements. In such event, the General Partner shall give written notice to the Limited Partner (and any other Partner) setting forth (i) in reasonable detail the proposed use of the cash or 9ther property, (ii) the aggregate amount requested to be contributed to the Partnership by each Partner, such contributions to be made by the General Partner and by the Limited Partner in accordance with their respective Percentage Interests, (iii) the date such Capital Contributions are to be made, which date shall not be less than five nor more than 90 days following the date of such notice, and (iv) the date by which each Partner must notify the General Partner of its election to make any such additional Capital Contribution. For any Capital Contribution, all Partners should, with reference to clause 8 of this Agreement, provide prior unanimous written approval. In the event that any Partner elects not to make a Capital Contribution pursuant to this clause 3.4, no Capital Contributions to the Partnership may be made pursuant to this clause 3.4 and the working capital requirements of the Partnership shall be funded through borrowings by the Partnership from one or more of the other Partners, any Affiliate of any such other Partners, or a third party lender. 3.5 The General Partner may, in its sole discretion, require any Partner to execute a contribution agreement setting out details in relation to such Partner's initial and/or additional Capital Contributions to the Partnership. 4. ADDITIONAL PARTNERS 4.1 Additional limited partners may be admitted to the Partnership, subject to the provisions of clause 8 of this Agreement ("Additional Limited Partners"). 4.2 In order to eff ect or facilitate the admission of Additional Limited Partners pursuant to clause 4.1 or for any other reason, this Agreement may be amended or restated with the agreement of the General Third Amended and Restated LP Agr ET II LP - December 201 7

Partner, the Limited Partner and such Additional Limited Partners admitted at the time of amendment or restatement. 4.3 Upon the admission of Additional Limited Partners pursuant to clause 4.1, the Partnership shall continue as a limited partnership under the Law. 5. ALLOCATIONS 5.1 Profits The net profits of the Partnership (if any) incurred in each Allocation Year shall be divided between the Partners in proportion to their respective Percentage Interest. 5.2 Losses The net losses of the Partnership (if any) in each Allocation Year shall be borne by the Partners in the same proportion that they share in the net profits of the Partnership in clause 5.1 above, provided that the Limited Partner shall not be obliged to make any payment to the Partnership beyond the amount of its Capital Contribution. 6. DISTRIBUTIONS 6.1 Limitation on Distributions Except as otherwise expressly provided in this Agreement, (a) no Partner shall have the right to withdraw any amount from or otherwise to receive any distribution from the Partnership and (b) no distributions shall be pennitted without the approval of the other Partner. 6.2 Distributions may be made in such amounts and in such fonn and at such time as the General Partner detennines to be necessary or appropriate in its reasonable discretion; in each case, such distributions shall be distributed pro rata to the Partners in proportion to their Percentage Inter~sts. The General Partner shall specify whether such distributions are a return of Capital Contributions previously made by such Partner. 6.3 Amounts Withheld All amounts withheld or required to be withheld pursuant to any provision of any U.S., state, local or non-U.S. tax law, with respect to any payment, distribution or allocation of the Partnership or the Partners and treated by any such tax law as amounts payable by or in respect of the Partners or any Person owning an interest, directly or indirectly, in such Partner shall be treated as amounts paid or distributed to the Partners pursuant to this clause 6 for all purposes under this Agreement. 7. MANAGEMENT OF THE PARTNERSHIP 7 .1 The Partnership and its assets shall be managed by the General Partner, provided that the General Partner shall not carry on, and shall ensure that the Partnership does not carry on, any activity that would constitute a regulated activity for the purposes of the Financial Services and Markets Act 2000. 7 .2 Subject to clause 7 .1 , the General Partner shall have full power and authority, on behalf of and so as to bind the Partnership and the Partners as such, to enter into, make and perfonn such deeds, documents, contracts, agreements, undertakings, guarantees and indemnities as the General Partner may consider necessary or desirable in the furtherance of the Partnership's business. 8. ASSIGNMENT OF INTEREST 8.1 In this clause "admission or replacement" of a Partner (whether a Partner, an Upper-tier Partner or a Lower-tier Partner) means admission or replacement in any way including (but without limitation) legal merger, the assignment by such partner of his interest in the relevant partnership, any change in Third Amended and Restated LP Agr ET II LP - December 201 7

the rights of such Partner under the relevant Partnership agreement, or any capital contribution or repayment of capital other than on a pro-rata basis. 8.2 Notwithstanding any other provision in this Agreement, the admission or replacement of a Partner shall only be valid and effective with the prior written unanimous consent of all Partners and such other persons as may be required in accordance with this clause 8. Without the prior written unanimous consent of all Partners, no liferent, mortgage, pledge or other lien shall be created over the interest of a Partner in the Partnership. 8.3 In addition to clause 8.2, if a Partner is a transparent entity for Dutch tax purposes, any admission or replacement of such Partner shall only be valid and effective with the prior written unanimous consent of all the Upper-tier Partners of the Partner and any admission or replacement of an Upper tier Partner shall only be valid and effective with the prior written unanimous consent of all Partners and all the Upper-tier Partners of the Partner. 8.4 In addition to clause 8.2, if the Partnership has become a partner of another entity which is a transparent entity for Dutch tax purposes, any admission or replacement of such Partner shall in addition require the prior written unanimous consent of all of the Lower-tier Partners. 8.5 The Partnership may not become a partner (whether a limited partner or a general partner) of another entity which is a transparent entity for Dutch tax purposes, and another entity which is a transparent entity for Dutch tax purposes may not become a partner of the Partnership unless such other entity's partnership agreement, bylaws or other governing document shall contain provisions similar to clauses 8.1 -8.4 hereof. 8.6 Any admission or replacement of a Partner, in accordance with the provisions of clauses 8.1-8.4 hereof shall not dissolve or tenninate the Partnership. 8.7 For the avoidance of doubt, any admission or replacement of an Upper-tier Partner or a Lower-tier Partner shall not dissolve or tenninate the Partnership. 9. TERMINATION AND LIQUIDATION 9.1 Tennination The insolvency, dissolution, administration or liquidation of a Limited Partner shall not operate to tenninate the Partnership and the receiver, administrator or liquidator of an insolvent or dissolved Limited Partner shall not have the right to withdraw the balances on such Limited Partner's partnership accounts otherwise than in accordance with this Agreement. 9.2 The Partnership shall dissolve, and thereafter its business and affairs shall be wound up, and its assets shall be liquidated in an orderly manner and the Partnership shall terminate, upon the frrst to occur of the following:- (a) At the election of the General Partner and the Limited Partner; (b) The insolvency, liquidation, bankruptcy, or withdrawal of the General Partner (unless the Limited Partner resolves to appoint a replacement general partner) (the "Dissolution"). 9.3 Liquidation The General Partner and its partners, members, stockholders, officers, directors, managers, employees, agents and Affiliates shall not be personally liable to the Limited Partner for the return of Capital Contributions. 9.4 Upon tennination or liquidation of the Partnership, no further business shall be conducted by the Partnership except for such action as shall be necessary for the orderly winding-up of the affairs of the Partnership, and the protection and realisation of the assets to the Limited Partner. The General Third Amended and Restated LP Agr ET II LP - December 2017

Partner, or such other person or persons as may be appointed by a competent court in accordance with the Act, shall act as liquidating trustee of the Partnership (the "Liquidating Trustee"). 9.5 Upon termination of the Partnership, the Liquidating Trustee shall wind up the affairs of the Partnership. The Liquidating Trustee shall affect the winding up, dissolution, and liquidation of the Partnership and make final distributions as provided in this Agreement. The costs of dissolving the Partnership will be a Partnership expense. The steps to be accomplished by the Liquidating Trustee are as follows: (a) First, pay the creditors of the Partnership other than Partners (whether by payment or the making of reasonable provision for payment thereof) of all of the Partnership's debts and liabilities to such creditors and the expenses of liquidation; (b) Second, pay the Partners in satisfaction (whether by payment or the making of reasonable provision for payment thereof) of all of the Partnership's debts and liabilities to the Partners (and, for the avoidance of doubt, a Partner's Capital Contribution shall not be considered as part of the Partnership's debts and liabilities); and ( c) Third, to distribute any remaining assets to the Partners in proportion to their respective Percentage Interest, after giving effect to all contributions, distributions, and allocations for all periods. 10. LIABILITY AND INDEMNIFICATION 10.1 The General Partner shall be entitled to be indemnified out of the Property against any liabilities, actions, proceedings, claims, costs, demands or expenses (including reasonable legal fees) incurred or threatened by reason of it being or having been the General Partner including without limitation against any liability, action, proceeding, claim, cost, demand or expense arising from the acts or omissions of any agent or adviser appointed, selected, engaged and retained by the General Partner in good faith provided however that it shall not be so indemnified with respect to any matter resulting from dishonesty, wilful default, bad faith, or persistent or serious breach of this Agreement whether on its own account or on account of its officers, employees or directors or from any breach of its obligations under or pursuant to this Agreement. 10.2 No officer, director, shareholder or employee of or consultant to the General Partner shall have any liability for any loss to the Partnership howsoever arising in connection with the services to be performed hereunder save in respect of any matter resulting from its wilful default, bad faith or dishonesty and shall be entitled to be indemnified out of the Property against any liabilities, actions, proceedings, claims, costs, demands or expenses (including reasonable legal fees) incurred or threatened by reason of it being or having been an officer, director, shareholder or employee of or consultant to the General Partner provided however that such person shall not be so indemnified with respect to any matter resulting from its wilful default or bad faith or dishonesty. 11. GENERAL PROVISIONS 11.1 Notices All notices and other communications and deliveries to be given to any party hereunder shall be in writing and delivered by hand, courier or overnight delivery service, or by certified or registered mail, return receipt requested, with appropriate postage prepaid, or by facsimile transmission (but in any case shall be deemed given only upon receipt) and shall be directed, if to a party hereunder, to the address or facsimile number set forth below ( or at such other address or facsimile number as such party shall designate by like notice). Wire transfers of funds pursuant to this Agreement shall be made in accordance with the account infonnation to be provided by the Limited Partner to the General Partner promptly after execution to this Agreement (subject to change by notice in the case of any Partner by like notice to the Partnership). Third Amended and Restated LP Agr ET II LP - December 2017

If to the General Partner Ensco Transcontinental II LLC c/o The Corporation Trust Company of Nevada 6100 Neil Road, Suite 500 Reno, Nevada, 89511 USA with copy to: Ensco Transcontinental II LLC 584 7 San Felipe Suite 3300 Houston, TX 77057-3008 Phone: 713 789 1400 If to the Partnership Ensco Transcontinental II LP 6 Chesterfield Gardens London WlJ 5BQ United Kingdom Phone: +44 (0) 207 659 4660 If to the Limited Partner Pride International LLC 5847 San Felipe Suite 3300 Houston, TX 77057-3008 Phone: 713 789 1400 11.2 Entire Agreement This Agreement consists the entire agreement between the parties hereto with respect to the subject matter hereof, superseding any and all prior negotiations, discussions, agreement and understandings, whether oral or written, relating to such subject matter. Without limitation of the foregoing, each party represents and warrants that it has not received or been promised, nor does it have any other agreement or understanding providing for or contemplating the receipt by it or any of its Affiliates of, any consideration for entering into this Agreement other than as set forth herein. 11.3 Amendment This Agreement may only be amended with the written consent of all of the Partners. 11.4 Binding Effect This Agreement shall be binding upon and inure to the benefit of the parties hereto, and, where and to the extent pennitted by this Agreement, their respective successors and assigns. 11 .5 Governing Law This Agreement is governed by and shall be construed in accordance with the laws of England and Wales, excluding any conflict-of-laws rule or principle that might refer the governance or the construction of this Agreement to the law or another jurisdiction. 11.6 Notice to Partners of Provisions of this Agreement By executing this Agreement, each Partner acknowledges that it has actual notice of all of the provisions of this Agreement, including the restrictions on disposition of its Partnership Interests set Third Amended and Restated LP Agr ET II LP - December 2017

forth in clause 9. Each Partner hereby agrees that this Agreement constitutes adequate notice of all such provisions, and each Partner hereby waives any requirement that any further notice thereunder be given. 11.7 Severability If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent pennitted by law. Upon any binding detennination that any tenn, condition or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable and legally enforceable manner. 11.8 Conflicts If the text of this Agreement conflicts with the tenns of any schedule to this Agreement, then the text of this Agreement will control. 11.9 No Third Party Beneficiaries Nothing in this Agreement, either express or implied, is intended to or shall confer upon any Person other than the Parties hereto, and their respective successors and pennitted assigns, and any other Person expressly entitled to indemnification or express enforcement rights by a provision of this Agreement (to the extent of such entitlement), any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Parties may by agreement tenninate, rescind or vary the tenns of this Agreement, including this clause 11 .9, at any time and in any way without the prior consent of or notice of any such third party, and the Parties do not intend that any tenn of this Agreement shall be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any other person who is not a party to this Agreement. 11.10 Counterparts This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument. IN WITNESS WHEREOF this Agreement has been executed by the parties hereto and is intended to be and is hereby delivered on the date first above written. (The remainder of page intentionally le ft blank) Third Amended and Restated LP Agr ET II LP - December 2017

Executed as a deed by ENSCO TRANSCONTINENTAL II LLC ) ) acting by Colleen Grable who, in accordance ) with the laws of the territory in which Ensco ) Transcontinental II LLC is incorporated, is acting under the authority of Ensco Transcontinental II LLC Executed as a deed by PRIDE INTERNATIONAL LLC acting by Melissa Cougle who, in accordance with the laws of the territory in which Pride International LLC is incorporated, is acting under the authority of Pride International LLC ) ) ) Third Amended and Restated LP Agr ET II LP - December 2017

SCHEDULE A LIST OF CONTRIBUTED PROPERTY General Partner Contributed Property • $100.00 Limited Partner Contributed Property • The five (5) shares in Pride International Ltd., a British Virgin Islands business company, which constitutes all of the issued and outstanding shares of Pride International Ltd. Third Amended and Restated LP Agr ET II LP - December 201 7